Exhibit 32.1

CERTIFICATIONS REQUIRED BY
RULE 13a-14(b)/15d-14(b) AND 18 U.S.C. SECTION 1350

In connection with the annual report of Universal Display Corporation (the “Company”) on Form 10-K for the year ended December 31, 2008, as amended by Amendment No.1, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Steven V. Abramson, President and Chief Executive Officer of the Company, hereby certify, based on my knowledge, that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date:           March 13, 2009                                                                      By:        /s/ Steven V. Abramson
           Steven V. Abramson
           President and Chief Executive Officer